                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION
                            (After Issuance of Stock)


                           VENTURI TECHNOLOGIES, INC.


     We the undersigned, John M. Hopkins, President, and Randy K.Johnson, Secretary of Venturi Technologies, Inc., a Nevada corporation (the "Corporation") do hereby certify:

     That on October 29, 1999, the Board of Directors of said corporation duly adopted a resolution to amend the Corporation's Articles of Incorporation as follows:

          ARTICLE VI -- CAPITAL STOCK:

          Section 1. AUTHORIZED SHARES. The total number of shares which this Corporation is authorized to issue is 32,000,000 shares of Capital Stock at $.001 par value per share as set forth in subsections (a) and
          (b) of this Section 1 of Article VI.

          (a) The total number of shares of common stock which this Corporation is authorized to issue is 27,000,000 shares at $0.001 par value per share.

          (b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000 shares at $0.001 par value per share. The Board of Directors shall have authority to establish, by resolution, one or more series of the authorized preferred stock and to prescribe classes, series and the number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.

                                  . . . . . . .

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     Pursuant to Sections 78.320 and 78.390 of the Nevada Revised Statutes, the
foregoing Amendments to the Articles of Incorporation for the Corporation were approved by a written consent dated October 29, 1999 by the holders of 3,635,030 shares of common stock and the holders of 2,303,738 shares of Series D Preferred Stock (each share of which is entitled to two votes on every matter coming before the shareholders for vote), constituting 52.7% of the 15,627,482 shares of voting capital stock issued and outstanding.



                                    ---------------------------------------
                                    John M. Hopkins
                                    President



                                    ---------------------------------------
                                    Randy K. Johnson
                                    Secretary


STATE OF UTAH           )
                        )ss.
COUNTY OF SALT LAKE     )

     On October ___, 1999, John Hopkins personally appeared before me, a Notary Public, who acknowledged that he executed the above instrument.



                                    ---------------------------------------
                                    Signature of Notary

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Notary Seal